UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2012 (December 14, 2012)

GIBRALTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22462	16-1445150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3556 Lake Shore Road

P.O. Box 2028

Buffalo, New York 14219-0228

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (716) 826-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation Matters

The Long Term Incentive Compensation Program for the executive officers of Gibraltar Industries, Inc. (the “Company”) provides the Company’s executive officers with an annual grant, based upon a percentage of salary, of restricted stock units which vest based on the passage of time (“Time Based RSUs”) and performance stock units in an amount determined based on a comparison of the total shareholder return of the Company to the total shareholder return of an index for the performance period.

On December 14, 2012 the Compensation Committee of the Company’s Board of Directors, determined that the number of performance stock units to be issued to executive officers with respect to the Company’s performance in 2013 and subsequent years would be determined based on a comparison of the Company’s targeted return on invested capital to the actual return on invested capital of the Company for the performance period.

In addition, on December 14, 2012, the Company’s Compensation Committee, in connection with its ongoing review of compensation policies relating to compensation of executive officers, determined that, with respect to the Company’s Chief Executive Officer, no Time Based RSU’s would be awarded for 2012 or any subsequent fiscal years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2012

GIBRALTAR INDUSTRIES, INC.

/s/ Timothy F. Murphy
Name: Timothy F. Murphy
Title: Vice President and Secretary